As filed with the Securities and Exchange Commission on November 3, 2016
Registration No. 333-_______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

NORTHWEST NATURAL GAS COMPANY
(Exact name of registrant as specified in its charter)

Oregon	93-0256722
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 N.W. Second Avenue, Portland, Oregon 97209
(Address of Principal Executive Offices) (Zip Code)

NORTHWEST NATURAL GAS COMPANY
DEFERRED COMPENSATION PLAN FOR DIRECTORS AND EXECUTIVES
(Full title of plan)
___________________

SHAWN M. FILIPPI
Vice President, Corporate Secretary and Chief Compliance Officer
Northwest Natural Gas Company
220 N.W. Second Avenue
Portland, Oregon 97209
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (503) 226-4211

Copy to:
STUART CHESTLER
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204-1268

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large accelerated filer     ☒            Accelerated filer ☐
Non-accelerated filer     ☐            Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Proposed    Proposed
Maximum    Maximum
Amount    Offering    Aggregate
Title of Securities to be            to Be        Price Per    Offering    Amount of
Registered             Registered     Share(1)    Price         Registration Fee
Deferred Compensation Obligations(1) $25,000,000     N/A     N/A     $2,897.50
Common Stock(2)            300,000 shares     $58.23    $17,469,000(3)    $2,024.66

(1)
The Deferred Compensation Obligations are unsecured obligations of Northwest Natural Gas Company to pay deferred compensation in the future in accordance with the terms of the Northwest Natural Gas Company Deferred Compensation Plan for Directors and Executives (the “Plan”).

(2)	These shares will be purchased in the open market from time to time for delivery under the Plan.

(3)
The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The calculation of the registration fee for the shares to be registered is based on $58.23, which was the average of the high and low prices of a share of the Common Stock on November 1, 2016 on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents By Reference.

The following documents filed by Northwest Natural Gas Company (the “Company”) with the Securities and Exchange Commission are incorporated herein by reference:

(a)    The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Company’s annual report or prospectus referred to in (a) above.

(c)    The description of the Common Stock of the Company contained in the Company’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post‑effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.    Description of Securities.

This Registration Statement registers deferred compensation obligations of the Company under the Plan. These securities represent the contractual obligations of the Company to pay deferred compensation in the future to Plan participants in accordance with the terms of the Plan (the “Obligations”). Directors and certain designated employees (“Executives”) of the Company are eligible to participate in the Plan. The amount of compensation to be deferred by each participant will be based on elections by the participant in accordance with the terms of the Plan.

Directors that are participants in the Plan may elect in advance to defer up to 100 percent of their annual retainer, meeting fees, or any other cash fees payable for service as a director, and up to 100 percent of compensation payable to the director pursuant to a restricted stock unit award under the Company’s Long Term Incentive Plan (“LTIP”).

Executives may elect in advance to defer up to 50 percent of their salaries, up to 100 percent of their annual incentives, and up to 100 percent of performance share and restricted stock unit awards under the LTIP. The Company makes matching contributions each year equal to (a) the lesser of 60 percent of the participant’s salary and annual incentive deferred during the year under both the Plan and the Company’s Retirement K Savings Plan (“401(k) Plan”) or 3.6 percent of the participant’s total salary and annual incentive for the year, reduced by (b) the maximum matching contribution the Company would have made under the 401(k) Plan if the participant had fully participated in that plan.

All amounts deferred under the Plan have been or will be credited to either a “stock account,” which is denominated in shares of Company common stock, or a “cash account,” which is denominated in US dollars. Under the Plan, deferrals of compensation payable in cash are made to cash accounts and deferrals of compensation payable in the Company’s common stock are made to stock accounts. Transfers from a cash account to a stock account are permitted, but not vice-versa. Any dollar amount transferred or credited to a Company stock account shall be deemed to increase the number of shares based on the closing market price of the common stock reported for the day of the transfer or credit. Stock accounts represent a right to receive shares of the Company’s common stock on a deferred basis, and are credited with additional shares based on the deemed reinvestment of dividends. The Obligations with respect to a participant’s stock account will be settled in Common Stock plus cash for fractional shares. In the event of certain corporate transactions, such as a merger, asset sale or liquidation, the amount credited to a stock account shall be converted into a credit for cash or common stock based on the consideration received by shareholders of the Company in the transaction, as described in more detail in the Plan.

Cash accounts under the Plan are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield. The Obligations with respect to a participant’s cash account will be settled in cash.

The Company pays Plan benefits equal to the participant’s accounts. Participants make elections regarding distributions of their accounts at the time they elect to defer compensation, and have limited rights to change these payment elections. Distributions to directors shall commence in the year following the director’s retirement, death, or other termination of service. Distributions to Executives may commence on a predetermined date while still employed or upon retirement, death, or other termination of service. Distributions may be made in a lump sum or in annual installments over five, 10 or 15 years, or partially in a lump sum and partially in installments. Hardship withdrawals are permitted under the Plan.

The right of each participant to receive payments or distributions under the Plan is that of a general, unsecured creditor of the Company. A participant’s interest under the Plan may not be sold, assigned, transferred, pledged or otherwise encumbered. A participant may designate in accordance with the terms of the Plan one or more beneficiaries to receive benefits under the Plan upon the participant’s death. The Company reserves the right to amend the Plan at any time, except that no such amendment shall decrease or restrict any amounts already credited to a participant’s accounts under the Plan or accelerate or decelerate the payment of benefits with respect to any amounts already credited to a participant’s accounts under the Plan. The Company reserves the right to partially or completely terminate the Plan if the effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Company. In the event of a partial termination, no new deferral elections will be accepted and deferrals being made pursuant to then existing deferral elections will be terminated, but the Plan shall continue to operate with respect to all compensation deferred prior to the date of the partial termination. In the event of a complete termination, the Plan shall cease to operate and the Company shall as soon as practicable pay to each participant in a single lump sum payment the balances in his or her Plan accounts. The Company may also cancel any deferral election in whole or in part and immediately distribute any compensation deferred pursuant to such election if the Company determines that deferrals pursuant to such election would or may cause the Plan to be operated in violation of Section 409A of the Internal Revenue Code.

Participants may also be eligible for additional benefits in connection with the Plan based on their eligibility for payment of benefits under the Company’s Retirement Plan for Non-Bargaining Unit Employees and the 401(k) Plan.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

The Oregon Business Corporation Act (the “Act”) provides, in general, that a director or officer of a corporation who has been or is threatened to be made a defendant in a legal proceeding because that person is or was a director or officer of the corporation:

(1)    shall be indemnified by the corporation for all expenses of such litigation when the director or officer is wholly successful on the merits or otherwise;

(2)    may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative lawsuit) if he or she acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful); and

(3)    may be indemnified by the corporation for expenses of a derivative lawsuit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation) if he or she acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation, provided the director or officer is not adjudged liable to the corporation.

The Act also authorizes the advancement of litigation expenses to a director or officer upon receipt of a written affirmation of the director’s or officer’s good faith belief that the standard of conduct in Section (2) or (3) above has been met and a written undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she did not meet that standard and, therefore, is not entitled to be indemnified. The Act also provides that the indemnification provided thereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

The Company’s Bylaws provide that the Company shall indemnify directors and officers to the fullest extent permitted under the Act, thus making mandatory the discretionary indemnification authorized by the Act.

The Company’s Restated Articles of Incorporation provide that the Company shall indemnify its officers and directors to the fullest extent permitted by law, which may be broader than the indemnification authorized by the Act.

The Company’s shareholders have approved and the Company has entered into indemnity agreements with its directors and officers which provide for indemnity to the fullest extent permitted by law and also alter or clarify the statutory indemnity in the following respects:

(1)    prompt advancement of litigation expenses is provided if the director or officer makes the required affirmation and undertaking;

(2)    the director or officer is permitted to enforce the indemnity obligation in court and the burden is on the Company to prove that the director or officer is not entitled to indemnification;

(3)    indemnity is explicitly provided for judgments and settlements in derivative actions;

(4)    prompt indemnification is provided unless a determination is made that the director or officer is not entitled to indemnification; and

(5)    partial indemnification is permitted if the director or officer is not entitled to full indemnification.

The Company maintains in effect a policy of insurance providing for reimbursement to the Company of payments made to directors and officers as indemnity for damages, judgments, settlements, costs and expenses incurred by them which the Company may be required or permitted to make according to applicable law, common or statutory, or under provisions of its Restated Articles of Incorporation, Bylaws or agreements effective under such laws.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

4.1
Northwest Natural Gas Company Deferred Compensation Plan for Directors and Executives, effective January 1, 2005 and restated effective July 28, 2016. Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

4.2	Restated Articles of Incorporation of the Company, as amended. Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

4.3	Bylaws of the Company, as amended. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 22, 2014.

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Powers of Attorney. See Page II-7.

Item 9.    Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on November 3, 2016.

NORTHWEST NATURAL GAS COMPANY

/s/ David H. Anderson
David H. Anderson
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David H. Anderson, Brody J. Wilson, MardiLyn Saathoff and Shawn M. Filippi and each of them severally, as his or her attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 3, 2016.

Signature	Title

/s/ David H. Anderson	President and Chief Executive Officer and Director
David H. Anderson	(Principal Executive Officer and Director)

/s/ Brody J. Wilson	Chief Financial Officer, Treasurer, Chief Accounting Officer, and Controller
Brody J. Wilson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Timothy P. Boyle	Director
Timothy P. Boyle

/s/ Martha L. Byorum	Director
Martha L. Byorum

/s/ John D. Carter	Director
John D. Carter

/s/ Mark S. Dodson	Director
Mark S. Dodson

/s/ C. Scott Gibson	Director
C. Scott Gibson

/s/ Tod R. Hamachek	Director
Tod R. Hamachek

/s/ Jane L. Peverett	Director
Jane L. Peverett

/s/ Kenneth Thrasher	Director
Kenneth Thrasher

/s/ Malia H. Wasson	Director
Malia H. Wasson

EXHIBIT INDEX

Exhibit
Number        Document Description

4.1
Northwest Natural Gas Company Deferred Compensation Plan for Directors and Executives, effective January 1, 2005 and restated effective July 28, 2016. Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

4.2	Restated Articles of Incorporation of the Company, as amended. Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

4.3	Bylaws of the Company, as amended. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 22, 2014.

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1    Powers of Attorney. See Page II-7.